Exhibit (c)40

Citi | Global Energy Group Midstream Precedent Transactions US and European Since January 2018 Greater than $1bn

# US Midstream Asset Transactions

| Date Announced | Acquirer | Seller/Target | Transaction Value ($MM) | NTM FV / EBITDA (x) | Asset Type | Key Assets |
|---|---|---|---|---|---|---|
| 8/21/2019 | Pembina | Kinder Morgan | $1,546 | 13.0x | Liquids T&S | Pembina Pipeline Corporation (TSX: PPL; NYSE: PBA) has agreed to purchase the U.S. portion of the Cochin Pipeline from Kinder Morgan, Inc. (NYSE: KMI) for US$1.546 billion. The Cochin pipeline runs 2,900 kilometres between Fort Saskatchewan, northeast of Edmonton, and Chicago and has a design capacity of up to 110,000 barrels per day. It imports condensate into Canada used to dilute oilsands bitumen to allow it to flow in a pipeline |
| 7/2/2019 | UGI Corp | TC Energy | 1,275 | 10.3 | G&P | TC Energy as entered into an agreement to sell its U.S. midstream assets held by its subsidiary, Columbia Midstream Group, to UGI Corporation. Columbia Midstream Group, which operates in the Appalachian Basin, owns four natural gas gathering systems and an interest in a company with gathering, processing and liquids assets, with capacity of roughly 2,675,000 MMBtu/day and 240 miles of pipeline, located in the southwestern core of the Appalachian Basin |
| 5/28/2019 | Stonepeak Infrastructure Partners | Venture Global LNG, Inc. | 1,300 | NA | LNG | Stonepeak will exclusively provide a $1.3 billion equity investment in Venture Global's 10 million tonnes per annum (MTPA) Calcasieu Pass LNG export facility in Cameron Parish, Louisiana |
| 5/17/2019 | GIC | Five Point Energy (Waterbridge Resources) | 2,800 | NA | Water | Five Point Energy is selling a 20% equity stake in WaterBridge. WaterBridge owns and operates 550 miles of pipeline connecting 56 water handling facilities with approximately 1.4 million bpd of produced water disposal capacity throughout the southern Delaware Basin. WaterBridge's Arkoma platform consists of 10 SWDs with 170,000 bpd of produced water disposal capacity |
| 5/10/2019 | IFM Advisors | Buckeye Partners, LP | 10,300 | 11.4 | Liquids T&S | Acquisition of all the outstanding public common units of Buckeye. Buckeye owns and operates one of the largest diversified networks of integrated midstream assets, including 6,000 miles of pipeline with over 100 delivery locations and 115 liquid petroleum products terminals with aggregate tank capacity of over 118 million barrels |
| 4/2/2019 | Stonepeak Infrastructure Partners | Oryx Midstream | 3,600 | 17.8 | G&P | Oryx owns and operates a crude oil gathering and transportation system underpinned by ~1mm acres under long-term dedications from ~20 customers, including many of the Permian's leading oil and gas producers. System capacity is 2.1 million barrels of storage and approximately 1,200 miles of in-service and under-construction pipeline spanning eight counties in Texas and two in New Mexico |
| 3/18/2019 | Canada Pension Plan Investment Board | Williams Companies | 1,340 | 14.5 | G&P | Williams and CPPIB have entered into a definitive agreement to establish a US$3.8 billion joint venture that will include Williams' 100% owned Ohio Valley Midstream system and 100% of Utica East Ohio Midstream system. CPPIB will invest approximately $1.34 billion (subject to closing adjustments) for a 35 percent ownership stake in the joint venture |
| 3/14/2019 | EQM Midstream Partners, LP | Eureka Midstream | 1,030 | 10.3 | G&P | Eureka Midstream is a 190-mile gathering header pipeline system in Ohio and West Virginia that services both dry Utica and wet Marcellus production. Hornet Midstream is a 15-mile, high-pressure gathering system in West Virginia that connects to the Eureka system |
| 2/19/2019 | GSO Capital Partners | Targa Resources Corp | 1,600 | 13.2 | G&P | Targa Resources Corp has agreed to sell a 45% interest in Targa Badlands LLC. The Badlands assets and operations include approximately 480 miles of crude oil gathering pipelines, 125,000 barrels of operational crude oil storage, approximately 280 miles of natural gas gathering pipelines and the Little Missouri natural gas processing plant |
| 1/31/2019 | Blackstone Infrastructure Partners | Tallgrass Energy, LP | 3,200 | 10.9 | Liquids / Natural Gas T&S | Acquisition of 100% of the membership interests in TGE's general partner, as well as an approximately 44% economic interest in Tallgrass, for total cash consideration of approximately $3.2 billion. Tallgrass is a midstream energy infrastructure company operating across 11 states with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation's most prolific crude oil and natural gas basins |
| 11/1/2018 | First Reserve | Dominion Energy Inc. | 1,200 (1) | 13.6 | G&P | Blue Racer provides natural gas gathering and processing services to the Appalachia region. Current capacity includes 700 miles of gathering, NGL and condesate pipeline, 1 bcf/d of nameplate processing capacity, 134,000 bbls/d of fractionation capacity and 12,500 bbls/d of condensate stabilization capacity. The sale comprised of a 50% interest in the Blue Racer Midstream joint venture |
| 8/21/2018 | OMERS Infrastructure | Plains All American, Magellan Midstream | 1,438 | 9.5 | Liquids T&S | Combined 50% stake (PAA 30%, MMP 20%) in BridgeTex Pipeline, a 400,000bpd crude oil pipeline system that extends from PAA's basin in Colorado City, TX to MMP's terminal and distribution system in Houston; MMP will continue to operate |
| 8/8/2018 | Moda Midsteam; Lotus Midstream | Occidental Petroleum Company | 2,600 | NA | Liquids T&S | Centurion pipeline system comprises of ~3,000 miles of crude oil gathering and transportation pipelines with throughput capacity of ~720 Mbbl/d extending from Southeast New Mexico across the Permian basin of West Texas to Cushing, Oklahoma, two crude oil storage terminals with aggregate storage capacity of ~7 MMbbl located in Midland, Texas and Cushing, Oklahoma market centers, and ~125 truck stations primarily across New Mexico, Texas and Oklahoma. Oxy Ingleside Energy Center includes a Crude oil terminal with oil storage capacity of ~2.1 MMbbl and and throughput capacity of 300 Mbbl/d located on a 900 acre site at Ingleside, Texas |
| 7/30/2018 | Williams / KKR | Discovery DJ Services | 1,173 | 10.2 | G&P | Natural gas and crude oil gathering pipelines, cryogenic gas processing, liquids handling and crude oil storage. Assets also include 60 MMcf/d of gas processing capacity with an additional 200 MMcf/d plant that is fully permitted and under construction |
| 7/30/2018 | Harvest Midstream Company | Williams | 1,125 | 13.7 | G&P | Four Corners Area business in New Mexico and Colorado consisting of more than 3,700 miles of pipeline, two gas processing plants, and one CO2 treating facility |
| 7/4/2018 | Brookfield Infrastructure | Enbridge Inc. | 3,279 | 11.9 | G&P | 19 natural gas processing plants and liquids handling facilities, with a total operating capacity of 3.3 Bcf/d and 3,550 km of natural gas gathering pipelines |
| 6/5/2018 | GIP | EnLink | 3,700 | 11.5 | G&P | Acquisition of a 100% equity interest in Enlink Midstream Manager, LLC, 64% limited partner equity interest in ENLC, and 23% limited partner equity interest in ENLK. EnLink provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities in the Permian basin, MidCon and Louisiana Gulf Coast |
| 5/29/2018 | Government of Canada | Kinder Morgan Inc. | 3,474 | 7.9 | Liquids T&S | Trans Mountain Pipeline is a crude and refined liquids system includes 715 miles of pipeline with capacity of ~260,000 Bbl/d and five associated product terminals |
| 5/9/2018 | AL Midcoast Holdings, LLC | Enbridge Inc. | 1,120 | 8.0 | G&P | U.S. natural gas and natural gas liquids (NGL) gathering, processing, transportation and marketing businesses, serving established basins in Texas, Oklahoma and Louisiana |
| 4/9/2018 | North Haven Infrastructure Partners II | Brazos Midstream | 1,750 | 15.0 | G&P | Acquired 350 miles of natural gas and crude oil gathering pipelines, a natural gas processing complex with 260 MMcf/d of processing capacity, and approximately 50,000 barrels of crude oil storage in the Delaware Basin |
| 1/8/2018 | Riverstone Holdings, LLC and Goldman Sachs MBD | Lucid Energy Group and EnCap Flatrock Midstream | 1,600 | 12.3 | G&P | Riverstone Global Energy and Power Fund VI, LP, Goldman Sachs MBD formed a JV to acquire Lucid Energy Group II, LLC, a subsidiary of Lucid Energy Group and Encap Flatrock Midstream for $1.6 billion. Assets include approximately 1,700 miles of natural gas gathering pipelines and 585 million cubic feet per day (MMcf/d) of processing capacity, with an additional 200 MMcf/d under construction and scheduled to be in service by mid-2018. |
| **High** | | | **$10,300** | **17.8x** | | |
| **Mean** | | | **2,402** | **11.9** | | |
| **Median** | | | **1,600** | **11.7** | | |
| **Low** | | | **1,030** | **7.9** | | |

Source: Company Filings, Presentations, and Wall Street Research.

(1) Excludes potential earnout of $300mm, resulting in a transaction value of $1,500mm (implied multiple of 16.0x).

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# European Midstream Asset Transactions

| Date Announced | Acquirer | Seller/Target | Transaction Value ($MM) | NTM FV / EBITDA (x) | Asset Type | Key Assets |
|---|---|---|---|---|---|---|
| 4/23/2019 | Partners Group | CapeOmega | $1,400 | NA | Natural Gas T&S | CapeOmega holds significant stakes in some of Norway's key midstream infrastructure: Gassled, the world's largest offshore gas transmission system; Nyhamna, one of three key gas processing plants in Norway; and Polarled, a 480km pipeline that runs from the Aasta Hansteen field to Nyhamna |
| 7/26/2018 | Wren House | Arclight / North Sea Midstream Partners | 1,700 | 9.5x | Natural Gas T&S | SMP has interests in and operates four large scale natural gas transportation and processing assets in and around the North Sea. The assets, which form a key part of the UK's gas infrastructure, include a 67% operated interest in the Shetland Island Regional Gas Export System pipeline ("SIRGE"), which transports natural gas from the prolific West of Shetland basin, and a 100% operated interest in the Frigg UK pipeline ("FUKA") which transports gas from the SIRGE pipeline and various fields in the Northern and Central North Sea. NSMP also owns a 100% operated interest in the associated St. Fergus Gas Terminal ("SFGT") and the Teesside Gas Processing Plant ("TGPP") |
| 4/4/2018 | GT Fund, CNIC, ATP and USS | Goldman Sachs / Redexis Gas | 3,300 | 13.0 | Natural Gas T&S | Acquisition of a 50.1% stake in Redexis Gas, S.A. and Redexis Gas Finance B.V. Redexis Gas is a leading company engaged in the development and operation of natural gas transportation and distribution networks and in the distribution and supply of liquefied petroleum gas in Spain |
| 4/3/2018 | Macquarie Infrastructure and Real Assets (MIRA) and West Street Infrastructure Partners III (WSIP) | Carlyle & Riverstone / HES Terminals | 1,500 | 14.0 | Terminals | HES is one of the largest diversified port terminals businesses in Europe and focuses on the storage and handling of liquid bulk products, such as crude oil, refined petroleum products and bio-fuels, and dry bulk products, primarily iron ore and coking coal, minerals and agri-bulk and thermal coal |
| **High** | | | **$3,300** | **14.0x** | | |
| **Mean** | | | **1,975** | **12.2** | | |
| **Median** | | | **1,600** | **13.0** | | |
| **Low** | | | **1,400** | **9.5** | | |

Source: Company Filings, Presentations, and Wall Street Research.

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